Exhibit 99.1
Press Release
Richard Reece, Executive Vice President and Vice Chairman of
Acuity Brands Lighting and Lighting Controls Business to Retire

ATLANTA, September 17, 2021 - Today, Acuity Brands, Inc. (NYSE: AYI) (“Acuity”) announced the upcoming retirement of Richard (Ricky) K. Reece, Executive Vice President of Acuity Brands and Vice Chairman, Acuity Brands Lighting. Reece will continue in his role until November 30, 2021.

“On behalf of the Board of Directors, the leadership team, and our associates, we thank Ricky for his dedication and many contributions to Acuity,” said Neil Ashe, President and Chief Executive Officer (CEO). “We appreciate his leadership over the past 16 years and wish him the best in his next chapter.”

Prior to his current role, Reece served as the Company’s President from September 2019 to February 2021 and previously as Chief Financial Officer (CFO) for 14 years. During his tenure as CFO, Reece partnered closely with former Acuity Chairman and CEO, Vernon Nagel, evolving the Acuity portfolio to include smart lighting, controls, and electronics through numerous acquisitions including SensorSwitch™, eldoLED®, and ams OSRAM’s North American Digital Systems business and Acuity’s entry into the intelligent spaces market through the acquisition of Distech™.

“It has been an honor to be part of Acuity’s transformation and growth,” said Richard Reece. “I am privileged to have played a role in growing our business and working with the most incredible talent in the industry.”

On March 1, 2021, the Company announced that Trevor S. Palmer succeeded Reece as President of the Acuity Brands lighting and lighting controls business.

About Acuity Brands

Acuity Brands, Inc. (NYSE: AYI) is a market-leading industrial technology company. Through its two business segments, Acuity Brands Lighting and Lighting Controls (ABL) and the Intelligent Spaces Group (ISG) the Company designs, manufactures, and brings to market products and services that make the world more brilliant, productive, and connected. Acuity Brands achieves growth through the development of innovative new products and services, including building management systems, lighting, lighting controls, and location-aware applications.

Acuity Brands achieves customer-focused efficiencies that allow the Company to increase market share and deliver superior returns. The Company looks to aggressively deploy capital to grow the business and to enter attractive new verticals.

Acuity Brands is based in Atlanta, Georgia, with operations across North America, Europe, and Asia. The Company is powered by approximately 12,000 dedicated and talented associates. Visit us at www.acuitybrands.com.

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Investor Contact:
Charlotte McLaughlin
Vice President, Investor Relations
(404) 853-1456
investorrelations@acuitybrands.com

Media Contact:
Candace Steele Flippin
Chief Communications Officer
candace@acuitybrands.com
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